UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2015

ATYR PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37378	20-3435077
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3545 John Hopkins Court, Suite #250

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 731-8389

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, on July 19, 2015, aTyr Pharma, Inc. (the “Company”) and David M. Weiner, M.D., the Company’s Chief Medical Officer, agreed upon a transition plan whereby Dr. Weiner would transition from his role as Chief Medical Officer to that of a clinical advisor to the Company.

To implement this transition, on September 10, 2015, the Company and Dr. Weiner entered into a Separation Agreement and Release (the “Separation Agreement”) and a Consulting Agreement (the “Consulting Agreement”). Pursuant to the terms of the Consulting Agreement, Dr. Weiner will provide advisory services and support related to the Company’s execution of its clinical trials of Resolaris through the first quarter of 2016. Dr. Weiner’s last day of employment with the Company was September 10, 2015.

Pursuant to the terms of the Separation Agreement, the Company agreed to (i) pay Dr. Weiner two additional months of pay, less applicable withholding, (ii) reimburse Dr. Weiner for certain benefits continuation through March 31, 2016, (iii) allow for continued vesting of Dr. Weiner’s outstanding stock options through December 31, 2015 and (iv) provide for an extended option exercise period of 6 months following the termination of services provided under the Consulting Agreement for certain of Dr. Weiner’s outstanding options.

The foregoing descriptions of the Separation Agreement and the Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the Separation Agreement and the Consulting Agreement, which the Company intends to file with the Securities and Exchange Commission as exhibits to its Quarterly Report on Form 10-Q for the period ending September 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 11, 2015	aTyr Pharma, Inc.
By: /S/ JOHN D. MENDLEIN
John D. Mendlein, Ph.D.
Chief Executive Officer and Executive Chairman